As filed with the Securities and Exchange Commission on June 6, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3728359 (I.R.S. Employer Identification No.)
300 Frank W. Burr Blvd.
Teaneck, New Jersey 07666
(201) 801-0233
(Address, including zip code, of principal executive offices)
___________________
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION 2023 INCENTIVE AWARD PLAN
COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION 2004 EMPLOYEE STOCK PURCHASE PLAN (AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2022, AS AMENDED EFFECTIVE JUNE 6, 2023)
(Full title of the plan)
___________________
John Kim, Executive Vice President, General Counsel, Chief Corporate Affairs Officer and Secretary
Jan Siegmund, Chief Financial Officer
300 Frank W. Burr Blvd.
Teaneck, New Jersey 07666
(201) 801-0233
(Name, address and telephone number, including area code, of agent for service)
___________________
Copies to:
Krista Hanvey, Esq.
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue
Dallas, Texas 75201
(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer

Non-accelerated filer		Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Cognizant Technology Solutions Corporation (the “Registrant”) to register (i) 25,000,000 shares of the Registrant’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), issuable under the Cognizant Technology Solutions 2023 Incentive Award Plan (the “2023 Plan”), (ii) 2,000,000 additional shares of Common Stock that may become available for issuance under the 2023 Plan in accordance with its terms as a result of awards granted under the Cognizant Technology Solutions 2017 Incentive Award Plan or the Cognizant Technology Solutions Corporation Amended and Restated 2009 Incentive Compensation Plan that expire, are forfeited, are converted to shares of another entity in connection with a spin-off or similar event, or are settled for cash (in whole or in part), and (iii) 10,000,000 additional shares of Common Stock issuable under the Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan (As Amended and Restated Effective as of January 1, 2022, As Amended Effective June 6, 2023) (the “ESPP”).
The 2023 Plan was approved by the Registrant’s Board of Directors (the “Board”) on April 17, 2023 and approved by the Registrant’s stockholders on June 6, 2023. The Board approved an amendment to the ESPP on April 27, 2023 to increase the shares of Common Stock available for issuance thereunder by 10,000,000 shares of Common Stock, which amendment was approved by the Registrant’s stockholders on June 6, 2023.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
(a)     The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 15, 2023;
(b)    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 4, 2023;
(c)    The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 12, 2023, February 2, 2023, February 16, 2023, March 6, 2023 and March 31, 2023 (as amended on May 19, 2023).
(d)    The description of the Common Stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 14, 2020, including any amendment or report filed with the Commission for the purpose of updating such description.
In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
The Registrant’s Amended and Restated By-laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any director or officer of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided below, the Registrant shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board. The Registrant shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law, any employee or agent of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Registrant or, while an employee or agent of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Registrant shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director, and may pay the expenses incurred by any employee or agent of the

Registrant, in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under the Registrant’s Amended and Restated By-laws or otherwise. The right to advancement of expenses provided in the Registrant’s Amended and Restated By-laws pertains to expenses incurred in connection with the Proceeding for which indemnification is provided. If a claim for indemnification (following the final disposition of such Proceeding) properly made under the Registrant’s Amended and Restated By-Laws is not paid in full within ninety (90) days after a written claim therefor has been received by the Registrant or if a claim for advancement of expenses under the Registrant’s Amended and Restated By-Laws is not paid in full within thirty (30) days after the Registrant has received a statement or statements requesting such amounts to be advanced, the claimant shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Registrant shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law. Notwithstanding anything in the Amended and Restated By-Laws to the contrary, no determination as to entitlement to indemnification shall be required to be made prior to the final disposition of a Proceeding. The indemnification provided in the Registrant’s Amended and Restated By-laws shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under statute, the Registrant’s certificate of incorporation, agreement, vote of stockholders or disinterested directors. The Registrant’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit or entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit or entity. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, the Amended and Restated ByLaws shall continue notwithstanding that the person has ceased to be a director or officer of the Registrant and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person. The Amended and Restated Bylaws provide that the indemnification provisions contained therein constitute a contract between the corporation, on the one hand, and each individual who serves or has served as a director or officer of the Registrant, on the other hand. Any repeal or modification of the indemnification provisions of the Amended and Restated Bylaws will not adversely affect any right or protection of any person under the Amended and Restated Bylaws in respect of any act or omission occurring prior to the time of such repeal or modification or under any agreement providing for indemnification or advancement of expenses to an officer or director of the Registrant in effect prior to the time of such repeal or modification.
The Registrant has executed indemnification agreements with certain its executive officers and directors pursuant to which the Registrant has agreed to indemnify such parties to the fullest extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Registrant.
Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. The Registrant’s Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.
The Registrant has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
A list of exhibits included as part of this Registration Statement is set forth below.

Exhibit Number	Description of Exhibit
4.1
Certificate of Incorporation of Cognizant Technology Solutions Corporation (As Restated Effective as of June 5, 2018) (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with Commission on June 7, 2018)

4.2
Bylaws of Cognizant Technology Solutions Corporation (as Amended and Restated Effective as of September 14, 2018) (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on September 20, 2018)

4.3
Form of common stock certificate of Cognizant Technology Solutions Corporation (incorporated herein by reference to Exhibit 4.2 to Amendment Number 4 to the Registrant’s Form S-4 filed on January 30, 2003)

5.1*	Opinion of Gibson, Dunn & Crutcher LLP
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page of the Registration Statement)
99.1*	Cognizant Technology Solutions Corporation 2023 Incentive Award Plan
99.2
Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan (As Amended and Restated Effective as of January 1, 2022) (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on February 16, 2022)

99.3*	First Amendment to the Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan (As Amended and Restated Effective as of January 1, 2022)
107*	Filing Fee Table
* Filed herewith.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Teaneck, New Jersey on the 6th day of June, 2023.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ JAN SIEGMUND
Jan Siegmund
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Kim, Jan Siegmund and Robert Telesmanic, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAVI KUMAR S	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2023
Ravi Kumar S

/s/ JAN SIEGMUND	Chief Financial Officer (Principal Financial Officer)	June 6, 2023
Jan Siegmund

/s/ ROBERT TELESMANIC	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 6, 2023
Robert Telesmanic

/s/ STEPHEN J. ROHLEDER	Chair of the Board and Director	June 6, 2023
Stephen J. Rohleder

/s/ ZEIN ABDALLA	Director	June 6, 2023
Zein Abdalla

/s/ VINITA BALI	Director	June 6, 2023
Vinita Bali

/s/ ERIC BRANDERIZ	Director	June 6, 2023
Eric Branderiz

/s/ ARCHANA DESKUS	Director	June 6, 2023
Archana Deskus

/s/ JOHN M. DINEEN	Director	June 6, 2023
John M. Dineen

/s/ NELLA DOMENICI.	Director	June 6, 2023
Nella Domenici

/s/ LEO S. MACKAY, JR.	Director	June 6, 2023
Leo S. Mackay, Jr.

/s/ MICHAEL PATSALOS-FOX	Director	June 6, 2023
Michael Patsalos-Fox

/s/ ABRAHAM SCHOT	Director	June 6, 2023
Abraham Schot

/s/ JOSEPH M. VELLI	Director	June 6, 2023
Joseph M. Velli

/s/ SANDRA S. WIJNBERG	Director	June 6, 2023
Sandra S. Wijnberg